Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Atlantic Union Bankshares Corporation and subsidiaries on:

Form S-8 No. 333-286298, Form S-3ASR No. 333-281290, Form S-3 No. 333-102012, Form S-3 No. 333-81199, Form S-8 No. 333-255994, Form S-8 No. 333-203580, Form S-8 No. 333-193364, Form S-8 No. 333-175808, Form S-8 No. 333-113842, Form S-8 No. 333-113839 and Form S-8 No. 333-228455

of our report dated February 20, 2025, relating to the consolidated financial statements of Sandy Spring Bancorp, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Sandy Spring Bancorp, Inc. and subsidiaries that are included in its Annual Report (Form 10-K) for the years ended December 31, 2024 and 2023, appearing in this Current Report on Form 8-K/A of Atlantic Union Bankshares Corporation.

/s/ Ernst & Young LLP

Tysons, Virginia

May 21, 2025